Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA REPORTS THIRD QUARTER 2003 RESULTS

     NASHUA, N.H., October 22, 2003 — Nashua Corporation (NYSE: NSH), a premier manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the third quarter ended September 26, 2003.

     Net sales for the third quarter of 2003 were $74.1 million, compared to $72.8 million for the third quarter of 2002. Gross margin for the third quarter of 2003 was $14.0 million, or 18.9%, compared to $ 14.6 million, or 20%, reported for the third quarter of 2002. Pre tax income for the third quarter of 2003 was $1.2 million compared to the third quarter 2002 pre tax income of $1.1 million. Net income for the third quarter of 2003 was $0.7 million, or $0.12 per share, unchanged from the same period a year ago. Earnings before interest, taxes, depreciation and amortization, also known as EBITDA, was $3.5 million for the third quarter of 2003, compared to $3.4 million for the third quarter of 2002.

     For the nine months ended September 26, 2003, net sales were $213.7 million, compared to $ 208.2 million for the first nine months of 2002. Gross margin for the first nine months of 2003 was $40.0 million, or 18.7%, compared to $41.9 million, or 20.1%, for the first nine months of 2002. Pre tax income for the first nine months of 2003 was $1.7 million, compared to pre tax income of $ 3.2 million for the first nine months of 2002. Net income was $1.0 million, or $0.17 per share, for the first nine months of 2003, compared to net income of $1.9 million, or $0.33 per share, for the first nine months of 2002. EBITDA was

$8.5 million for the first nine months of 2003, compared to $9.9 million for the same period in 2002.

     Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation said, “Nashua registered slight increases in both third quarter and year-to-date sales compared to the same periods last year. While the economic environment in the paper and toner industries remains challenging, all three of our business segments — Label, Specialty Paper and Imaging Supplies — were profitable for the quarter.” Albert stated, “In light of the difficult conditions in our industry, we have continued to reduce our cost structure. Overall, our containment programs have been effective, and our expenses declined during the quarter.

     “We believe Nashua is performing well in a competitive marketplace that continues to be impacted by overcapacity. Going forward, we plan to continue pursuing business opportunities that will generate enhanced margins and acceptable returns, reduce costs, and make prudent capital investments which boost efficiency. Through this approach, we expect Nashua to be positioned to deliver higher sales and increased profitability when industry conditions improve,” Albert concluded.

Business Segment Highlights

     Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment, and general industrial markets, recorded sales in the third quarter of 2003 of $25.6 million, gross margin of $4.4 million, or 17.2%, and pre tax income of $1.5 million. Sales in the third quarter of 2002 were $25.3 million, gross margin was $4.8 million, or 19.1%, and pre tax income was $1.7 million.

     “Competition remains keen in the Label segment. While sales were essentially flat for the quarter, our margins were under pressure and declined compared to last year’s third quarter,” said Albert. “On balance, our Label segment is performing reasonably in the current environment, and we will continue to focus on higher margin products, productivity improvements and cost reductions to improve performance in this segment.” Albert also noted that while sales in the Label segment were relatively flat, the segment’s gross margin increased to 17.2% in the third quarter from 15% in the second quarter of 2003.

     The Company’s Specialty Paper segment, which includes Nashua’s paper coating and converting businesses, recorded sales of $44.4 million in the third quarter of 2003, compared to $42.3 million in the third quarter of 2002. Gross margin for the third quarter of 2003 was $8.6 million, or 19.3% compared to $8.3 million, or 19.7%, for the third quarter of 2002. Pre tax income for the third quarter of 2003 was $1.5 million, unchanged from the third quarter of 2002.

     “Nashua recorded increased sales in our Specialty Paper segment in the third quarter in spite of lower prices while margins were essentially flat compared to a year ago,” Albert stated. “There continues to be a worldwide overabundance of supply in the paper segment, and demand in the principal industries we serve — which include the airline, hotel, retail and entertainment sectors — remains somewhat soft. Nonetheless, the Specialty Paper segment has recorded increased sales in each quarter this year. The sales increases, which were largely in the thermal paper and wide format product areas, more than offset declines in more mature product lines. Sales increases through the addition of value added products and services, cost reduction activities and prior investments in more productive equipment have enabled us to report improving business performance in the face of difficult market conditions.”

     Albert also said, “We have incurred severance charges in the Specialty Paper segment of approximately $100,000 in the second quarter, $300,000 in the third quarter, and $350,000 thus far in the fourth quarter which have, and will, adversely impact earnings in the short term, but will provide ongoing savings of approximately $2.8 million per year, and position our Specialty Paper segment for increased profitability as industry conditions improve.”

     Nashua’s Imaging Supplies, or Toner, segment recorded sales of $5.4 million for the third quarter of 2003 compared to $5.9 million in the third quarter 2002. Gross margin for the third quarter of 2003 was $1.1 million, or 19.4%, compared to $1.4 million, or 23.6%, for the third quarter of 2002. Pre tax income was $92,000 in the third quarter of 2003, compared to $283,000 in the third quarter of 2002.

     “Our Toner segment returned to profitability in the third quarter after having recorded a slight loss in the second quarter of this year,” noted Albert. “We focused on reducing our cost structure in the Toner segment, and that effort has resulted in expense reductions that have offset lower sales. In combination with our consistent reduction of the cost structure, we have focused on introducing new products for the high-speed copier and printer market.

An increase in new product shipments with a lower cost base would improve the profitability of our Toner segment.”

     The Company reported that on October 17, 2003, it received notice that it had been named as an additional defendant in an amended complaint to an existing lawsuit in U.S. District Court for the District of New Jersey. Current defendants in the lawsuit include a customer and supplier of the Company. The lawsuit contains allegations regarding the misuse of certain patents, trademarks and copyrights of Ricoh Corporation and unfair competition. The Company is in the initial process of reviewing the complaint brought by Ricoh Corporation. In addition, the Company has indemnification agreements from its customer, who is also a defendant in the suit, relating to claims alleging misuse of patents, trademarks and trade names. The Company is reviewing these indemnification agreements for appropriate action.

Guidance

     In discussing the expectations for the remainder of 2003, Albert said, “As indicated in the past, our expected results are based on sales level which are particularly difficult to predict under the current market conditions. If we achieve anticipated annual sales in the range between $285 million and $290 million, we expect net income for the year 2003 to be between $1.6 million, or $.28 per share, and $2.1 million, or $.36 per share. The Company is in the process of assessing further workforce reductions whose severance cost is not reflected in the guidance.”

     In addition, based on the reduction of corporate bond rates to 6.25%, used to value the Company’s pension obligations, the Company would expect a fourth quarter charge of approximately $2 million as a comprehensive loss in the equity section of the balance sheet in connection with the underfunding of its defined benefit plans. This non-cash charge will not impact the current year earnings projections. Any changes in plan assets or the discount rate as a result of interest rate movements between September and December 31 could either increase or decrease the charge.

Use of Non-GAAP Measures

     EBITDA is presented as supplemental information that management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.

About Nashua

     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue and profitability projections. When used in this press release, the words “should,” “will,” “expects,” “anticipates,” “predict” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, the resolution of certain litigation matters and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

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Third Quarter 2003 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended September 26 and September 27, respectively	Three Months		Nine Months
In thousands, except per share amounts (Unaudited)	2003	2002	2003	2002

Net sales	$74,075	$72,798	$213,699	$208,206
Cost of products sold	60,051	58,247	173,656	166,266

Gross margin	$14,024	$14,551	$40,043	$41,940
Gross margin %	18.9%	20.0%	18.7%	20.1%
Selling, distribution and administrative expenses	11,792	12,263	35,287	35,200
Research	563	814	1,879	2,415
Loss from equity investment	164	14	304	35
Interest expense, net	339	362	968	1,164
Restructuring and unusual income	—	(24)	—	(24)
Net gain on curtailment of post-retirement plans	—	—	(47)	—

Income before income taxes	1,166	1,122	1,652	3,150
Income tax provision	469	449	661	1,260

Net income	$697	$673	$991	$1,890

Basic earnings per share:
Net income per common share	$0.12	$0.12	$0.17	$0.33

Average common shares	5,888	5,800	5,859	5,758

Diluted earnings per share:
Net income per common share assuming dilution	$0.12	$0.11	$0.17	$0.32

Average common and potential common shares	6,020	5,888	5,994	5,830

Third Quarter 2003 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	September 26	December 31
Dollars in thousands	2003	2002

Assets
Cash and cash equivalents	$1,372	$1,085
Accounts receivable	31,773	29,918
Inventories	22,399	20,434
Other current assets	5,025	4,985

Total current assets	60,569	56,422
Plant and equipment, net	41,600	42,369
Goodwill, net of amortization	31,406	29,462
Intangibles, net of amortization	1,762	1,672
Other assets	16,040	16,263

Total assets	$151,377	$146,188

Liabilities and Shareholders’ Equity
Accounts payable	$24,967	$17,931
Accrued expenses	12,797	15,230
Current maturities of long-term debt	3,400	2,000
Current maturities of notes payable	250	250

Total current liabilities	41,414	35,411
Long-term debt	21,250	23,000
Notes payable	960	1,210
Other long-term liabilities	24,338	24,549

Total long-term liabilities	46,548	48,759
Common stock and additional capital	20,480	20,074
Retained earnings	54,366	53,375
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(11,431)	(11,431)

Total shareholders’ equity	63,415	62,018

Total liabilities and shareholders’ equity	$151,377	$146,188

(a) Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from a decline in the fair market values of equities held by company-sponsored pension plans.

Third Quarter 2003 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION

Periods ended September 26 and September 27, respectively	Three Months		Nine Months
In thousands (Unaudited)	2003	2002	2003	2002

Net income	$697	$673	$991	$1,890
Add back:
Interest expense, net	339	362	968	1,164
Income tax provision	469	449	661	1,260
Depreciation on fixed assets	1,885	1,806	5,565	5,441
Amortization of intangible assets	117	99	359	188

Earnings before interest, taxes, depreciation and amortization	$3,507	$3,389	$8,544	$9,943

Third Quarter 2003 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended September 26 and September 27, respectively	Three Months		Nine Months
Dollars in thousands (Unaudited)	2003	2002	2003	2002

NET SALES
Label Products	$25,639	$25,310	$74,721	$74,246
Specialty Paper Products	44,423	42,260	126,063	117,298
Imaging Supplies	5,423	5,896	$17,107	18,185
Reconciling Items:
Eliminations	(1,410)	(668)	(4,194)	(1,554)
Other(a)	—	—	2	31

Net sales	$74,075	$72,798	$213,699	$208,206

PRETAX INCOME
Label Products	$1,544	$1,729	$4,119	$4,339
Specialty Paper Products	1,514	1,521	3,807	4,866
Imaging Supplies	92	283	74	974
Reconciling Items:
Other income (loss)(a)	(1)	3	(2)	7
Unallocated corporate expenses	(1,644)	(2,076)	(5,425)	(5,896)
Interest expense, net	(339)	(362)	(968)	(1,164)
Restructuring and unusual income	—	24	—	24
Net gain on curtailment of post-retirement plans	—	—	47	—

Total pretax income	$1,166	$1,122	$1,652	$3,150

Depreciation and amortization	$2,002	$1,905	$5,924	$5,629

Investment in plant and equipment	$994	$876	$3,285	$2,616

(a) Represents other operating activity which falls below the quantitative threshold for a reportable segment.